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                                                                   Exhibit 10.43

                                 August 8, 1997


Thomas H. O'Gara
Chairman
The O'Gara Company
9133 Lesaint Drive
Fairfield, Ohio 45014

Dear Tom:

         This letter agreement is delivered in connection with the execution and delivery on today's date of that certain Plan and Agreement to Merge among The O'Gara Company ("O'Gara"), VDE, Inc., Kroll Holdings, Inc. ("KHI") and myself (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the same meaning assigned to them in the Merger Agreement.

         In order to induce O'Gara and NEWCO to enter into the Merger Agreement, I hereby agree to be present (in person or by proxy) at the meeting of the shareholders of KHI to be held pursuant to Article XI of the Merger Agreement, and to vote or cause to be voted at such meeting all shares of KHI Capital Stock owned by me and all other shares of KHI Capital Stock the voting of which is in my control (collectively, the "Kroll Shares") in favor of approval and adoption of the Merger Agreement and the consummation of the Merger. In addition, I agree not to sell, transfer, convey, assign, pledge, hypothecate or otherwise dispose of any of the Kroll Shares owned by me, or the right to vote the Kroll Shares, to or for the benefit of any Person prior to the sooner of (x) the termination of the Merger Agreement and (y) the Effective Time of the Merger, unless any such transferee agrees to be bound by this agreement.

                                              Sincerely yours,



                                              Jules Kroll